EXHIBIT 97.0

COMPENSATION RECOVERY POLICY

If the Company determines that an accounting restatement is required, each current and former executive officer of the Company shall repay or forfeit, to the fullest extent permitted by applicable law and as directed by the Board, the recoverable amount of any incentive-based compensation received by the executive officer during the applicable look-back period.

For purposes of this policy:

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an “accounting restatement” is the correction of an error in the Company’s previously issued financial statements that (a) is material to those previously issued financial statements or (b) is not material to those financial statements but would result in a material misstatement if the error were recognized in the current period or left uncorrected in the current period;
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“executive officer” means those officers who have been designated by the Company as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended;
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“recoverable amount” means the amount of incentive-based compensation received by the executive officer or former executive officer during the look-back period that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the accounting restatement, computed without regard to taxes paid;
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“look-back period” means the three completed fiscal years preceding the earlier of (1) the date the Board or a Board committee concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement; and
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“incentive-based compensation” means any compensation that is granted, earned, or vested (including, without limitation, any annual cash bonus, incentive plan awards, performance stock units, restricted stock awards, or other performance-based compensation), which compensation is based wholly or in part upon the attainment of any financial reporting measure, including financial measures contained in the Company’s financial statements (including, for the avoidance of doubt, the Company’s stock price or any total shareholder return measure), and any measure derived in whole or in part from such financial measures. Incentive-based compensation will be deemed to have been “received” in the fiscal period during which the financial reporting measure specified in the incentive-based compensation award was attained, not when the payment, grant or vesting occurs.

This policy only applies to recoverable amounts that are or were received by an executive officer (i) after beginning service as an executive officer and (ii) after the adoption of this policy by the Board.

The recoupment of any recoverable amount of incentive-based compensation shall be mandatory, except to the extent that one of the limited exemptions set forth in Exchange Act Rule 10D-1(b)(1)(iv) applies. For the avoidance of doubt, this policy does not require that any executive officer have been at fault or have been responsible for the preparation of the financial statements subject to an accounting restatement to become subject to recoupment of a recoverable amount. The company shall maintain all documentation relating to the Board’s review of any accounting restatement and all calculations or estimates of recoverable amounts.

The Board will determine, in its sole discretion, the method or methods for recouping recoverable amounts from an executive officer, which may include without limitation requiring reimbursement by the executive officer, seeking recovery of any gain realized by the executive officer on any disposition of equity-based awards, offsetting the recouped amount from any compensation otherwise owed to the executive officer, cancelling the executive officer’s outstanding equity awards, or taking any other action permitted by law. The Company shall not indemnify any executive officer against losses due to the recoupment of recoverable amounts.

Each award agreement or other document setting forth the terms and conditions of any incentive-based compensation granted to an executive officer shall include a provision incorporating the requirements of this policy. The remedy specified in this policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.

The Board is authorized to interpret and construe this policy and to make all determinations necessary, appropriate, or advisable for the administration of this policy. It is intended that this policy be interpreted consistent with the requirements of Section 10D of the Exchange Act of 1934, as amended, and any applicable rules or standards adopted by the Securities and Exchange Commission and any national securities exchange on which the Company's securities are listed. The rights of recoupment under this policy are in addition to, and not in lieu of, any other rights or policies of recoupment available to the Company, provided that in the event of any conflict between this policy and such other rights or policies, this policy will control.